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EXHIBIT 2

Genaissance Pharmaceuticals, Inc.

Lock-Up Agreement

December 18, 2003

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT 06511

Re:
Lock-Up Agreement

Ladies and Gentlemen:

        The undersigned understands that Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Buyer"), Brown Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Lark Technologies, Inc., a Delaware corporation, including any foreign branch, division or operating unit (collectively, the "Company"), have, concurrently with the execution of this Lock-Up Agreement (the "Lock-Up Agreement"), entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), and that as a condition to the willingness of Buyer to enter into such Merger Agreement, Buyer has required the undersigned, and in order to induce Buyer to enter into the Merger Agreement, the undersigned is willing to enter into this Lock-Up Agreement.

        In consideration of the agreement by the Buyer to enter into the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the Merger Agreement and continuing to and including the Termination Date (as defined below), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company or the Buyer, as the case may be, or any options or warrants to purchase any shares of common stock of the Company or the Buyer, as the case may be, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company or the Buyer, as the case may be, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission and which are set forth on Annex A hereto (collectively the "Undersigned's Shares"); provided that, notwithstanding anything to the contrary herein, the undersigned may dispose of 10% of the equity securities listed on Annex A hereto set forth opposite his or its name, as the case may be, subject to any applicable volume limitations or other restrictions on transfer or disposition, on any day of the month, beginning on the 1st day of each month starting with the month following the first full month after the Closing (as defined in the Merger Agreement), and such right of disposition shall be cumulative.

        The restriction in the foregoing paragraph shall not prohibit the exercise by the undersigned of an option to purchase shares of common stock of the Company or the Buyer, as the case may be, issued under the Company's stock incentive plans, provided that the shares of Common Stock issued upon such exercise shall be Undersigned's Shares and shall be subject to the foregoing restriction.

        The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

        The undersigned now has, and, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with each of the Company's and the Buyer's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

        The undersigned understands that the Company and the Buyer are relying upon this Lock-Up Agreement in proceeding toward consummation of the transactions contemplated by the Merger Agreement. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

        This Lock-Up Agreement shall be terminated and the undersigned shall be released from the undersigned's obligations hereunder upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the disposition or lapse of restriction with respect to the Undersigned's Shares in accordance with the second paragraph of this Lock-Up Agreement (the "Termination Date").

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Very truly yours,
Exact Name of Shareholder
Authorized Signature
Title

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  EXHIBIT 2
Genaissance Pharmaceuticals, Inc. Lock-Up Agreement